Exhibit 99.1

CyberOptics Forecasts Revenues of $18.6-$19.1 Million for First Quarter of 2016

Receives New $2.4 Million Order for Additional MX600 Systems

Minneapolis, MN—April 12, 2016—CyberOptics Corporation (Nasdaq: CYBE) today reported that it is forecasting revenues of $18.6-$19.1 million and strong profitability for the first quarter of 2016 ended March 31, compared to revenues of $9.5 million in the first quarter of 2015.

First quarter revenues include approximately $2.5 million from the year-end 2015 backlog of MX600 memory module inspection systems and strong sales of SQ3000 automated optical inspection (AOI) systems.

CyberOptics announced that it has received an additional order of approximately $2.4 million for MX600 systems. Revenues from this order are expected to be recognized in the second half of 2016.

Subodh Kulkarni, president and chief executive officer, commented: “Although our quarterly results will fluctuate somewhat on a sequential basis, reflecting the pace of new orders and customer acceptance of our MX600 backlog, we continue to expect strong year over year revenue growth in the second quarter and for all of 2016, and strongly improved operating results.”

CyberOptics will release its operating results for the first quarter of 2016 on April 28.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical segments. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; expectations regarding our 2014 acquisition of Laser Design, Inc. (LDI) and its impact on our operations; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

# # #

For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415